UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: December 12, 2011

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 12, 2011, TXO Plc issued a press release regarding capacity for TXO investment in Empire Energy Corporation International, as follows:

TXO PLC

(“TXO” or the “Company”)

TXO PLC: UPDATE ON RECOVERABLE OIL RESERVES OF

GRAND BAHAMA GROUP LIMITED (“GBG”)

NOTICE OF CONVERSION FOR LOAN NOTE RECEIVED

Update on recoverable reserves of GBG

The Board of TXO Plc ("TXO" or "the Company") announces that, it is in receipt of a Reserve Report ("Report") addressed to the Board of Morgan Oil USA LLC ("Morgan Oil") a 100% subsidiary of the Grand Bahama Group Limited ("GBG").  TXO holds 143 ordinary shares (a shareholding of 14.3%) in GBG.

The Report is an update to a previous report to Morgan Oil on the remaining recoverable gross reserves produced by Trey Exploration LLC (“Trey Exploration”).  The Report was prepared by Barger Engineering Inc, an independent petroleum engineering consultancy using Society of Petroleum Engineers ("SPE"), American Association of Petroleum Geologists ("AAPG"), World Petroleum Council ("WPC") & Society of Petroleum Evaluation Engineers ("SPEE") Petroleum Resources Management System standards.

The Report covers five leases and units (operated by Trey Exploration on behalf of Morgan Oil), located in Western Kentucky, USA, primarily in Southern Henderson County and within the Illinois Basin.  The highlights are as follows:

Attributable to:
	Morgan Oil	TXO
Proved Gross Reserves	1,443,000 barrels	206,349 barrels
Proved Net Reserves	1,183,000 barrels	169,169 barrels
NPV of the Proved Net Reserves	$28,013,000	$4,005,859

 This is broken down as follows:

	Attributable to:
	Morgan Oil		TXO
	Net Reserves	Net Present Value	Net Reserves	Net Present Value
	(Barrels)	($US)	(Barrels)	($US)
Proved-Developed Primary	0	0	0	0
Proved-Developed Secondary	13,000	300,000	1,859	42,900
Proved-Undeveloped Primary	0	0	0	0
Proved-Undeveloped Secondary	1,170,000	27,717,000	167,310	3,963,531
Grand Total	1,183,000	28,017,000	169,169	4,006,431

(Note: the net attributable to TXO figures as set out above are based upon TXO’s equity interest of 14.3% in GBG)

The Present Value was discounted at 10% and uses oil prices based on New York Mercantile Exchange (NYME) oil future prices as of November 28, 2011 less the Illinois Basin Posted Price Spread of $8.03 per barrel.

Conversion of Loan Note

Following the announcement dated 11th November 2011 detailing the issue of Convertible Loan Notes totalling £961,200, the board of TXO Plc announces that today, a request has been made by an institutional investor for £50,000 of the convertible loan held to be converted into 6,666,667 new ordinary shares of 0.75 pence each. The new Ordinary Shares will rank, pari passu, with the existing ordinary shares. Application has been made for these new Ordinary Shares to be admitted to trading on AIM and admission is expected to take place on or around 16 December 2011. This brings the total number of Ordinary Shares in the Company with voting rights to 377,502,580.

Tim Baldwin, Chairman of TXO, said:

“The Report confirms our confidence in our further investment in GBG announced on 20 October 2011.  The Proved Net Reserves and NPV of their main production assets are higher than the initial operator reports we received.  The Board are also pleased to note that a significant institutional investor wishes to convert early its loan note into equity. It's another vote of confidence that TXO is pursuing an investment strategy designed to enhance shareholder value”

For further information, please contact:

TXO PLC

Tim Baldwin, Chairman +44 (0) 771 287 2820

Beaumont Cornish Limited

Roland Cornish and James Biddle +44 (0) 20 7628 3396

The information in this announcement relating to the update on recoverable reserves of GBG has been reviewed and approved by Matthew Stone on behalf of Barger Engineering, Inc. Mr Stone has over 30 years of  relevant experience as a Petroleum Engineer and is President of Barger Engineering, Inc.

Technical Glossary

Proved-Developed (PDR) Primary - oil expected to be recovered from existing wells with the existing equipment and under the existing operating conditions at the primary recovery stage (where reservoir drive comes from a number of natural mechanisms). PDR is estimated after testing by a pilot project or after confirming the projected level of increased recovery will be achieved.

Proved-Developed (PDR) Secondary - oil expected to be recovered from existing wells with the existing equipment and under the existing operating conditions at the secondary recovery stage (where reservoir drive comes from the supply of external energy into the reservoir). PDR is estimated after testing by a pilot project or after confirming the projected level of increased recovery will be achieved.

Proved-Undeveloped (PUD) Primary - oil expected to be recovered from new wells or from the existing ones after a major expenditure for increased recovery at the primary recovery stage (where reservoir drive comes from a number of natural mechanisms).  PUD is estimated based on the existing productive geologic formations.

Proved-Undeveloped (PUD) Secondary - oil expected to be recovered from new wells or from the existing ones after a major expenditure for increased recovery secondary recovery stage (where reservoir drive comes from the supply of external energy into the reservoir).  PUD is estimated based on the existing productive geologic formations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: December 12, 2011

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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